UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 1, 2009
Titanium Asset Management Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-53352	20-8444031
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

777 E. Wisconsin Avenue,
Milwaukee, Wisconsin	53202-5310
(Address of principal executive	(Zip Code)
offices)
(414) 765-1980
Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pursuant to the terms of our certificate of incorporation, for so long as Clal Finance Ltd. (“Clal”) or any affiliate of Clal owns at least 35% of the then-issued and outstanding common stock of Titanium Asset Management Corp. (the “Company”), Clal shall have the exclusive right at any time to vote as a separate class and elect up to six individuals to serve on the Company’s Board of Directors.
Pursuant to those provisions, on July 1, 2009, Clal elected a third individual, Shy Talmon, to serve on the Board of Directors. Mr. Talmon is Chief Executive Officer of Clal Insurance Enterprises Holdings Ltd., of which Clal is a majority-owned subsidiary, and a director of Clal.
On July 1, 2009, to reflect this election, the Company’s Board of Directors increased the number of authorized directors from six to seven directors.
As an officer of an affiliate of Clal, Mr. Talmon will not receive a cash retainer for his service on the Board of Directors, but will have the right to be reimbursed for costs he incurs in connection with attending meetings of the Board of Directors. Mr Talmon has not been and is not expected to be appointed to any committee of the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.
Date: July 2, 2009	By:	/s/ Larry Haslee
		Name:	Larry Haslee
		Title:	Chief Financial Officer